UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
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Filed by a Party other than the Registrant ☐
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☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☑ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12
ISOTIS, INC.
(Name of Registrant as Specified in its Charter)
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Filed by IsoTis, Inc. Pursuant to Rule 14a-6(b)
Under the Securities Exchange Act of 1934
Subject Company: IsoTis, Inc.
Commission File No.: 001-33272
This filing relates to the proposed acquisition of IsoTis, Inc. (“IsoTis”) by Integra LifeSciences Holdings Corporation (“Integra”) pursuant to the terms of an Agreement and Plan of Merger, dated as of August 6, 2007, among Integra, Ice Mergercorp, Inc. and IsoTis. The Agreement and Plan of Merger is on file with the Securities and Exchange Commission as an exhibit to the Current Report on Form 8-K filed by IsoTis on August 7, 2007 and is incorporated by reference into this filing.
On October 11, 2007 IsoTis issued the following press release:
IsoTis Adjourns Special Meeting To October 23, 2007
IRVINE, CA, USA, — October 11, 2007 — IsoTis, Inc. (NASDAQ: ISOT) (“IsoTis”), an orthobiologics company, today announced that it has adjourned the special meeting of stockholders it called to approve the acquisition of IsoTis by Integra LifeSciences Holdings Corporation (NASDAQ: IART) (“Integra”) pursuant to an agreement and plan of merger dated as of August 6, 2007.
The special meeting of stockholders was held at 9 a.m. Pacific time today. An insufficient number of shares was present at the meeting to establish the quorum necessary to approve the proposed transaction. As a result, IsoTis determined to adjourn the meeting to October 23, 2007 until 7.30 a.m. Pacific time to permit additional time to collect the proxies necessary to establish a quorum and approve the acquisition by Integra.
The vast majority of IsoTis’ stockholder base resides outside the United States of America, including thousands of retail stockholders, and many of these shares have not been voted. The adjournment of the meeting will provide these and other IsoTis stockholders additional time to vote their shares.
The IsoTis Board of Directors continues to believe unanimously that the interests of IsoTis’ stockholders are best served by the acquisition by Integra, and that there are no feasible alternatives for the company and the stockholders.
If IsoTis is unable to obtain the vote necessary to approve the proposed transaction, the company believes it will have to seek bankruptcy protection.
About IsoTis
IsoTis is an orthobiologics company that develops, manufactures and markets proprietary products for the treatment of musculoskeletal diseases and disorders. IsoTis’ current orthobiologics products are bone graft substitutes that promote the regeneration of bone and are used to repair natural, trauma-related and surgically-created defects common in orthopedic procedures, including spinal fusions. IsoTis’ current commercial business is highlighted by its Accell line of products, which the company believes represents the next generation in bone graft substitution.
On August 7, 2007 Integra and IsoTis announced that they have reached a definitive agreement to create a global orthobiologics leader. The combination would create a comprehensive orthobiologics portfolio, one of the largest sales organizations focused on orthobiologics in the US, and multiple cross-selling opportunities. The transaction is subject to approval of IsoTis’ stockholders, as well as other closing conditions and approvals. Upon closing, IsoTis will become a wholly-owned subsidiary of Integra and Integra will be one of the largest companies in the world focused on advanced technology in orthobiologics.

For information contact:
Rob Morocco, CFO	Hans Herklots, Director IR
+1 (949) 855-7155	+1 (949) 855-7195 or +41 (21) 620-6011
robert.morocco@isotis.com	hans.herklots@isotis.com
Forward-Looking Statements
Certain statements in this press release are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, including those that refer to management’s plans and expectations for, among other things, future operations, strategies, prospects, performance and financial condition and IsoTis’ proposed acquisition by Integra. Words such as “strategy,” “expects,” “plans,” “anticipates,” “believes,” “may,” “will,” “might,” “could,” “would,” “continues,” “estimates,” “intends,” “pursues,” “projects,” “goals,” “targets” or the negative or other variations thereof and other words of similar meaning are intended to identify such forward-looking statements. One can also identify them by the fact that they do not relate strictly to historical or current facts. Such statements are based on the current expectations and projections of the management of IsoTis only. Undue reliance should not be placed on these statements because, by their nature, they are subject to known and unknown risks and can be affected by factors that are beyond the control of IsoTis. Actual results could differ materially from current expectations and projections. Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. IsoTis undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

A special stockholder meeting was convened on October 11, 2007 and was adjourned to October 23, 2007 to obtain stockholder approval of the proposed transaction. IsoTis has filed with the Securities and Exchange Commission and distributed to its stockholders a definitive proxy statement and other relevant documents in connection with the special stockholder meeting for the proposed transaction. IsoTis stockholders are urged to read the definitive proxy statement and other relevant materials because they contain important information about IsoTis, Integra and the proposed transaction. Investors may obtain a free copy of these materials and other documents filed by IsoTis with the Securities and Exchange Commission at the SEC’s website at www.sec.gov, at IsoTis’ website at www.isotis.com or by sending a written request to IsoTis at 2 Goodyear, Irvine, California 92618, Attention: Chief Financial Officer.
IsoTis and its directors, executive officers and certain other members of management and employees may be deemed to be participants in soliciting proxies from its stockholders in favor of the proposed merger. Information regarding the persons who may, under the rules of the SEC, be considered to be participants in the solicitation of IsoTis’ stockholders in connection with the proposed transaction is set forth in IsoTis’ definitive proxy statement for its special meeting. Additional information regarding these individuals and any interest they have in the proposed transaction is set forth in the definitive proxy statement on file with the SEC.